Exhibit 99.1

GAP INC. REPORTS JANUARY AND FOURTH QUARTER SALES RESULTS

Grows Fourth Quarter Net Sales 5 Percent on a Constant Currency Basis;
Increases Full-Year Earnings per Share Guidance Range to $2.86 to $2.87

SAN FRANCISCO - February 9, 2015 - Gap Inc. (NYSE: GPS) today reported that net sales for the four-week period ended January 31, 2015 were $888 million compared with net sales of $899 million for the four-week period ended February 1, 2014. For the fourth quarter of fiscal year 2014, Gap Inc.’s net sales increased 3 percent to $4.71 billion compared with $4.58 billion for the fourth quarter last year.

On a constant currency basis, Gap Inc. net sales increased 5 percent for the fourth quarter of fiscal year 2014. In calculating net sales growth on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying business trends, excluding the impact of foreign currency exchange rate fluctuations.

“We’re pleased to have grown comparable sales 2 percent for the fourth quarter, driven by a strong, double-digit comp at Old Navy,” said Sabrina Simmons, chief financial officer, Gap Inc.

January Comparable Sales Results
Gap Inc.’s comparable sales for January 2015 were down 3 percent versus positive 1 percent last year. Comparable sales by global brand for January 2015 were as follows:

•	Gap Global: negative 9 percent versus positive 1 percent last year

•	Banana Republic Global: positive 2 percent versus negative 10 percent last year
•Old Navy Global: positive 3 percent versus positive 4 percent last year

Fourth Quarter Comparable Sales Results
Gap Inc.’s comparable sales for the fourth quarter of fiscal year 2014 were up 2 percent versus positive 1 percent last year. Comparable sales by global brand for the fourth quarter were as follows:

•	Gap Global: negative 6 percent versus positive 1 percent last year

•	Banana Republic Global: positive 1 percent versus negative 3 percent last year
•Old Navy Global: positive 11 percent versus flat last year

Fourth Quarter Guidance
The company raised its fiscal year 2014 diluted earnings per share guidance range to $2.86 to $2.87, driven by its fourth quarter results, as well as a lower effective tax rate. For the fourth quarter of fiscal year 2014, the company expects diluted earnings per share to be in the range of $0.73 to $0.74.

Gap Inc. now expects a fiscal 2014 full-year effective tax rate of about 37.3 percent, which is below the company’s previous guidance of about 38 percent, primarily driven by the retroactive extension in December 2014 of certain tax benefits.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on February 9, 2015 and available for replay until 1:00 p.m. Pacific Time on February 13, 2015.

Fourth Quarter Earnings
Gap Inc. will release its fourth quarter earnings results via press release on February 26, 2015 at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s fourth quarter results during a live conference call and webcast on February 26, 2015 at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 1307676). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

February Sales
The company will report February sales on March 5, 2015.

Forward-Looking Statements
This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

•	earnings per share for the fourth quarter and fiscal year 2014; and

•	effective tax rate for fiscal year 2014.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial expectations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of February 9, 2015. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,200 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com